EXHIBIT 99.1

Terra Tech Corp. Issues Letter to Shareholders

IRVINE, CA – January 13, 2021 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”) today issued a letter to shareholders from its Chief Executive Officer, Frank Knuettel II.

Dear Fellow Shareholders,

As we embark on a new year, and fresh on the heels of my recent appointment to the role of CEO, I wanted to take this opportunity to introduce myself and share some thoughts on our plans for 2021.

As we all know, last year was a challenging year for both our country and our economy; Terra Tech was not exempt. On top of the macroeconomic and pandemic forces buffeting our country, employees and operations, our two California dispensaries, in Oakland and San Leandro, were shut for approximately four and two months, respectively, following the unrest associated with the George Floyd killing. These closures clearly impacted our revenues, and it represented a difficult time for our team, who have committed so much hard work and dedication in building our Company.

After an extended closure and much hard work, San Leandro successfully reopened in July and Oakland reopened in October. These successful reopenings provided us with an opportunity to focus on revenue generation through growing our customer base.

On top of the dispensary closures, we faced prolonged capital markets headwinds. Fortunately, these difficult macro market conditions gradually began to lift in the runup to the national election.

On many fronts, we are glad to put 2020 behind us, and going forward in 2021, our plan is threefold:

1)	Stabilize operations and the balance sheet:

a.

Following the closure in 2020 and the difficult capital markets, Terra Tech underperformed both operationally and financially, during which time we were forced to make certain arrangements to maintain our business. As a result, it is now time to address operational efficiencies and certain balance sheet items. As part of this, we expect to restructure some key contracts and optimize our operations.

2)	Harvest proceeds from asset sales and investments as follows:

a.	Terra Tech sold its operations at Decatur Blvd. in Las Vegas, NV, for which the company is contracted to receive $2.75 million in mid-April 2021.

b.	Terra Tech sold its operations in Reno, NV, for which it received stock in the purchaser. Notably, the stock has a put option allowing Terra Tech to redeem the stock to the purchaser for cash. This put option commences in late April in the event that the stock is not publicly traded in the amount of $1.5 million per month, for a total of approximately $8.3 million.

c.	Additionally, in connection with the sale of Terra Tech’s Reno and Desert Inn Rd., Las Vegas operations, the Company will receive $7.0 million one year following regulatory approval of those sales, which we expect to receive in the first quarter of 2021.

d.	Monetize Terra Tech’s investment in Hydrofarm stock, in which Terra Tech invested $5 million in August of 2018. Following Hydrofarm’s initial public offering in December 2020 and the stock’s rise since that opened, our investment is now worth approximately $50 million. While we have a lockup until early June, it is our hope that we will generate considerable return on this investment, providing Terra Tech with substantial cash resources to pursue our third initiative.

3)	Build on the foundation. Build on the strong operational and investment foundation created by Mike Nahass and Derek Peterson to:

a.	Make strategic acquisitions of complementary companies in our industry. We plan to focus these efforts in and adjacent to the California market, focusing primarily on brands, delivery and dispensaries.

b.	Complete the buildout of our state-of-the-art cultivation facility in Oakland.

c.	Review the plans for, and consider building, a dispensary and processing facility at our Santa Ana location.

We believe the combination of cash generation from previous asset sales and investments, along with organic growth and growth through targeted acquisitions, places us in a unique and strategic position to grow Terra Tech.

In closing, please know we are keenly aware that recent times have been difficult for all. It is times like these that make your already valued support as a shareholder that much more important. While we have much hard work ahead of us, we firmly believe that the strong foundation developed by Mike and Derek has ushered Terra Tech down a much brighter path, upon which we will continue to build strong and viable company in the cannabis space.

Thank you for your continued support and we are looking forward to the future.

Regards,

Frank Knuettel II

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About Terra Tech

Terra Tech is a holding company with a portfolio of investments focused on cannabis assets in the THC market and the research, development, and commercialization of cannabinoid-based products. Backed by innovative science and best-in-class manufacturing, the Company’s mission is to deliver top-tier cannabis and cannabinoid-based products with a focus on its core cannabis business.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Terra Tech undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in our reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of Terra Tech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Terra Tech as of the date of this release. Terra Tech undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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